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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No.  )*


                           Casella Waste Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class A Common Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   14744810
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)                Page 1 of 5 pages

-------------------------                           ---------------------------
|CUSIP No. 14744810     |              13G         |   Page  2  of   5  Pages |
|          --------     |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |     Kenneth H. Mead                                                 |
|--------|---------------------------------------------------------------------_
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |     Inapplicable                                                    |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |     U.S.A.                                                          |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        |   562,127                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |   -0-                                    |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |   562,127                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    |  SHARED DISPOSITIVE POWER                |
|                          |        |   -0-                                    |
|--------|---------------------------------------------------------------------|
|   9    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        |     562,127                                                         |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                             |
|        |     Inapplicable                                                    |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     |
|        |     5.7%                                                            |
|--------|- -------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|              IN                                                              |
-------------------------------------------------------------------------------|
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 pages

CUSIP NO.            14744810


Item 1(a)            Name of Issuer:
                     ---------------

                     Casella Waste Systems, Inc.


Item 1(b)            Address of Issuer's Principal Executive Offices:
                     ------------------------------------------------

                     25 Greens Hill Lane
                     Rutland, Vermont  05401


Item 2(a)            Name of Person Filing:
                     ----------------------

                     Kenneth H. Mead


Item 2(b)            Address of Principal Business Office or if None, Residence:
                     -----------------------------------------------------------

                     1069 N.W. Loop
                     Ocala, FL  34475


Item 2(c)            Citizenship:
                     ------------

                     United States of America


Item 2(d)            Title of Class of Securities:
                     -----------------------------

                     Class A Common Stock, $.01 par value


Item 2(e)            CUSIP Number:
                     -------------

                     14744810


Item 3               Description of Person Filing:
                     -----------------------------
                     Inapplicable


Item 4               Ownership:
                     ----------

                     (a)      Amount Beneficially owned:

                              562,127

                     (b)      Percent of class: 5.7%



-------------------------
* As of December 31, 1997



                               Page 3 of 5 pages

CUSIP NO.            14744810


                     (c) Number of shares as to which such person has:

                         (i)        Sole power to vote or to direct the
                                    vote:  562,127

                         (ii)       Shared power to vote or to direct the
                                    vote:  0

                         (iii) Sole power to dispose or to direct the disposition of: 562,127

                         (iv) Shared power to dispose or to direct the disposition of: 0


Item 5               Ownership of Five Percent or Less of a Class:
                     ---------------------------------------------

                     Inapplicable


Item 6               Ownership of More than Five Precent on Behalf of Another
                     Person:
                     ---------------------------------------------------------

                     Inapplicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                     ---------------------------------------------------------

                     Inapplicable


Item 8               Identification of Members of the Group:
                     ---------------------------------------

                     Inapplicable


Item 9               Notice of Dissolution of a Group:
                     ---------------------------------

                     Inapplicable


Item 10              Certification:
                     --------------

                     Inapplicable


                               Page 4 of 5 pages

CUSIP NO.            14744810





                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         February __, 1998
                                                    ----------------------------
                                                                Date

                                                        /s/ Kenneth H. Mead
                                                    ----------------------------
                                                           Kenneth H. Mead






                               Page 5 of 5 pages